UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549
                                    FORM S-8

                              REGISTRATION STATEMENT

                                     Under

                           THE SECURITIES ACT OF 1933


                      FAMILY STEAK HOUSES OF FLORIDA, INC.
              (Exact name of Registrant as specified in its Charter)


                  Florida                              59-2597349
        (State or other jurisdiction of                (I.R.S. Employer
         incorporation or organization)                identification No.)


                              2113 Florida Boulevard
                           Neptune Beach, Florida  32266
                     (Address of Principal Executive Offices)



                       FAMILY STEAK HOUSES OF FLORIDA, INC.
                          2002 LONG TERM INCENTIVE PLAN
                            (Full title of the plan)

                                 Glen F. Ceiley
                            Principal Executive Officer
                        Family Steak Houses of Florida, Inc.
                               2113 Florida Boulevard
                           Neptune Beach, Florida   32266
                                  (904) 249-4197
                (Name, address, telephone number of agent for service)

                                     COPIES TO:

                                Halcyon E. Skinner, Esq.
                                    McGuireWoods LLP
                            50 North Laura Street, Suite 3300
                              Jacksonville, Florida   32202

                               CALCULATION OF REGISTRATION FEE


_____________________________________________________________________________
Title of each   Amount 	     Proposed Maximum	Proposed Maximum	Amount of
Class of 	    to be 	     Aggregate          Aggregate 	      Registration
Securities	    Registered   Price per		Offering Price	Fee
to be 	    (1)	     Unit (2)
registered

_____________________________________________________________________________
Common Stock	200,000	$0.83			$166,000		$15.27
$0.01 Par
Value per share

______________________________________________________________________________


(1)	This is the aggregate number of shares of Common Stock authorized for
	issuance pursuant to grants or the exercise of options and other rights under the Family Steak Houses of Florida, Inc., 2002 Long Term Incentive Plan (the "Plan"). This Registration Statement also includes such indeterminate number of additional shares of Common Stock as may be issuable as a result of stock splits, stock dividends or similar transactions, as described in the Plan.

(2)	Estimated solely for the purpose of determining the registration fee.  The
	Common Stock of Family Steak Houses of Florida, Inc. (the "Company"), par value $.01 per share (the "Common Stock"), is listed on NASDAQ ("NASDAQ"). The fee is based upon the average of the high and low prices of the Registrant's Common Stock as quoted in NASDAQ on August 1, 2002.

                                      PART I

                 INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 and 2. Plan Information; Registrant Information and Employee Plan Annual Information

The document(s) containing the information specified in the instructions to
Part I of Form S-8 will be sent or given to employees of the Company as specified by Rule 428(b)(1).

                                      PART II

                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

	The Company hereby incorporates by reference into this Registration Statement the following documents filed by the Company with the Securities and Exchange Commission (the "Commission"):

		(a)	The Company's Annual Report on Form 10-K for the fiscal year
			ended January 2, 2002.

		(b) 	The Company's Quarterly Report on Form 10-Q for the quarter
			ended April 3, 2002.

		(c) 	The Company's Quarterly Report on Form 10-Q for the quarter
			ended July 3, 2002.

		(d) 	All other reports filed pursuant to Section 13(a) or 15(d) of
			the Securities Exchange Act of 1934, as amended (the "Exchange
			Act"), since the end of the fiscal year covered by the
			registrant document referred to in (a) above.

		(e) 	The description of the Common Stock contained in the Company's
			Registration Statement on Form 8-A filed with the Commission
			under the Exchange Act.

	All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

	Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities

	Not applicable.

Item 5.   Interests of Named Experts and Counsel

	Not applicable.

Item 6.   Indemnification of Directors and Officers

	Subsection (1) of Section 607.0850 of the Florida Business Corporation Act (the "FBCA") empowers a corporation to indemnify any person who was or is a party to any proceeding (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding (including any appeal thereof) if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

	Subsection (2) of Section 607.0850 of the FBCA empowers a corporation to indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding including appeals, provided that the person acted under the standards set forth in the preceding paragraph. However, no indemnification should be made for any claim, issue or matter as to which such person is adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

	Subsection (3) of Section 607.0850 of the FBCA provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any proceeding referred to in subsections (1) or (2) of Section 607.0850 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

	Subsection (4) of Section 607.0850 of the FBCA provides that any indemnification under subsections (1) or (2) of Section 607.0850, unless determined by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (1) or (2) of
Section 607.0850.  Such determination shall be made:

	(a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

	(b) if such a quorum is not obtainable, or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

	(c) by independent legal counsel:

		(1)	selected by the board of directors as prescribed in paragraph
(a) or a committee selected as prescribed in paragraph (b); or

		(2) 	if no quorum of directors can be obtained under paragraph (a)
or no committee can be designated under paragraph (b), by a majority vote of the full board of directors (in which directors who are parties may participate); or

	(d)	by the shareholders by a majority vote of a quorum of shareholders who were not parties to such proceedings or if no quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

Under subsection (6) of Section 607.0850 of the FBCA, expenses incurred by a director or officer in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to indemnification under Section 607.0850.

	Subsection (7) of Section 607.0850 of the FBCA states that indemnification and advancements of expenses provided under Section 607.0850 are not exclusive and empowers the corporation to make any other further indemnification or advancement of expenses under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, for actions in an official capacity and in other capacities while holding an office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions of the director, officer, employee or agent were material to the adjudicated cause of action and such person (a) violated criminal law, unless the person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) derived an improper personal benefit from a transaction, (c) was or is a director in a circumstance where the liability under Section 607.0834 of the FBCA (relating to unlawful distributions) applies, or (d) engaged in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a shareholder.

	Subsection (8) of Section 607.0850 provides that indemnification and advancement of expenses shall continue, unless otherwise provided when authorized or ratified, as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified. Subsection (9) of Section 607.0850 of the FBCA permits any director or officer who is or was a party to a proceeding to apply for indemnification or advancement of expenses, or both, to any court of competent jurisdiction and lists the determinations the court should make before ordering indemnification or advancement of expenses.

	Subsection (12) of Section 607.0850 of the FBCA permits a corporation to purchase and maintain insurance for a director or officer against any liability incurred in his official capacity or arising out of his status as such regardless of the corporation's power to indemnify him against such liability under Section 607.0850.

	The Company is obligated under its Bylaws to indemnify a present or former director or officer of the Company and may indemnify any other person, in connection with any actual or threatened civil, criminal, administrative, or investigative action, suit, or proceeding arising out of an officer's or director's past or future service to the Company or a subsidiary, or to another organization at the request of the Company or a subsidiary, if he acted in faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The determination of whether the standards referred to above have been met is made by (i) the Board of Directors of the Company by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.

	In addition to the indemnification provisions of Florida law and the Company's Bylaws, the Company maintains insurance which provides liability coverage to directors and officers of the Company and its subsidiaries. Except for losses for which the Company is required to indemnify its directors or officers or for which the Company had, to the extent permitted by law, indemnified its directors or officers, this insurance will contain customary exclusions from coverage.

Item 7.   Exemption from Registration Claimed

	Not applicable.

Item 8.   Exhibits

	This Form S-8 Registration Statement includes the following exhibits:

Exhibit Number

	4 	Family Steak Houses of Florida, Inc., 2002 Long Term
		Incentive Plan (incorporated by reference to Appendix
		A of the Company's Proxy Statement on Form DEF14-A
		filed with the Commission on May 1, 2002).



	5 	Opinion of McGuireWoods LLP, counsel for the Company,
		concerning the legality of the securities being
		registered.

	23(a)	Consent of Deloitte & Touche LLP, independent
		auditors.

	23(b)	Consent of McGuireWoods LLP, counsel for the
		Company (included in Exhibit 5).



Item 9.   Undertakings

	(1) The Company hereby undertakes:

		(a)	To file, during any period in which offers or sales of the
securities registered hereunder are being made, a post-effective amendment to this Registration Statement:

			(i) 	To include any prospectus required by Section 10(a)(3)
of the Securities Act of 1933, as amended (the "Securities Act");

			(ii)	To reflect in the prospectus any facts or events arising
after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this
Registration Statement;

			(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

	(a) Provided, however, that the undertakings included in (1)(a)(i) and
(1)(a)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

	(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

	(2) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      SIGNATURE

	Pursuant to the requirements of the Securities Act, the company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on the 12th day of August, 2002.

FAMILY STEAK HOUSES OF FLORIDA, INC.



By: /s/ Glen F. Ceiley
    ---------------------------------
      Glen F. Ceiley
      Principal Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Signature				Title				Date

/s/ Edward B. Alexander
---------------------------
Edward B. Alexander		Executive Vice 		August 12, 2002
					President
					(Principal Financial &
					Accounting Officer)


/s/ Glen F. Ceiley
---------------------------
Glen F. Ceiley			Chairman of the Board	August 12, 2002


/s/ Steve Catanzaro
---------------------------
Steve Catanzaro			Director			August 12, 2002


/s/ Jay Conzen
---------------------------
Jay Conzen				Director			August 12, 2002


/s/ William Means
---------------------------
William Means 			Director			August 12, 2002


Pursuant to the requirements of the Securities Act, the Plan Administrator has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida on the 12th day of August, 2002.

FAMILY STEAK HOUSES OF FLORIDA, INC. 2002 LONG TERM INCENTIVE PLAN



By: /s/ Glen F. Ceiley
   ---------------------------------
     Glen F. Ceiley
     Executive Compensation Committee Member
     Plan Administrator

                                 INDEX TO EXHIBITS


Exhibit			Exhibit
Number			Description

4				Family Steak Houses of Florida, Inc., 2002 Long
				Term Incentive Plan (incorporated by
				reference to Appendix A of the Company's Proxy
				Statement on Form DEF14-A filed with the
				Commission on May 1, 2002).

5				Opinion of McGuireWoods LLP, counsel for the
				Company, concerning the legality of the
				securities being registered.

23(a)				Consent of Deloitte & Touche LLP,
				independent auditors.

23(b)				Consent of McGuireWoods LLP, counsel for the
				Company (included in Exhibit 5).


This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

Date:  August 12, 2002